As filed with the U.S. Securities and Exchange Commission on January 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Archer

Chief Financial Officer

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Michael DeDonato, Esq. Hermione M. Krumm, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 3, 2025

UP TO [●] UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK AND

ONE COMMON STOCK PURCHASE WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK

UP TO [●] PRE-FUNDED UNITS

EACH UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK AND

ONE COMMON STOCK PURCHASE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

UP TO [●] SHARES OF COMMON STOCK UNDERLYING THE COMMON STOCK PURCHASE WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

LogicMark, Inc. (the “Company”, “LogicMark”, “we”, “us” or “our”) is offering, pursuant to this prospectus and on a best-efforts basis, up to [●] units (the “Units”) at an assumed offering price of $[●] per Unit, which is equal to the closing price of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) on [●], with each Unit consisting of: (i) one share of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one common stock purchase warrant to purchase Common Stock exercisable for one share of Common Stock (each a “Warrant” and collectively, the “Warrants”). Each Warrant, upon exercise at a price of $[●] per share (100% of the assumed public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant. The Warrants will be immediately exercisable and expire five (5) years after the date of their issuance.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock, with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant”) and one Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per share. There can be no assurance that we will sell any of the Pre-Funded Units being offered. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue one Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

The registration statement of which this prospectus forms a part also registers the shares of Common Stock that are issuable from time to time upon exercise of the Warrants (the “Warrant Shares”) and the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) included in the Units and Pre-Funded Units offered hereby. See “Description of Securities That We Are Offering” in this prospectus for more information. We refer to the shares of our Common Stock, the Units, the Pre-Funded Units, the Warrants, the Pre-Funded Warrants, the Warrant Shares and the Pre-Funded Warrant Shares, collectively, as the “Securities”.

Neither the Units nor the Pre-Funded Units have stand-alone rights nor will they be certificated or issued as stand-alone securities. The shares of Common Stock and the Warrants included in the Units are immediately separable, and will be issued separately in this offering, and the Pre-Funded Warrants and the Warrants included in the Pre-Funded Units are immediately separable, and will be issued separately in this offering.

Our Common Stock is listed on Nasdaq under the symbol “LGMK”. The last reported closing price for our Common Stock on Nasdaq on January 2, 2025 was $1.66 per share. On November 18, 2024, we effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

There is no established trading market for the Units, Pre-Funded Units, Warrants, or Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants or the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of such securities will be limited.

The Securities will be offered at a fixed price and are expected to be issued in a single closing. Investors purchasing the Securities offered hereby will execute a securities purchase agreement with us. When we price the Securities, we will simultaneously enter into securities purchase agreements relating to the offering with those investors who choose to participate in the offering. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all of the Securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the Securities offered hereunder.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable U.S. Securities and Exchange Commission (“SEC”) rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent (the “placement agent”) to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to purchase any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Unit	Per Pre- Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	Represents a cash fee equal to 6.5% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 40 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Does not include proceeds from the exercise of the Warrants and Pre-Funded Warrants in cash, if any.

Pursuant to the placement agency agreement that we will enter into with the placement agent in connection with this offering, in the event that the aggregate value of Securities sold in connection with this offering equals or exceeds $5 million, we will issue to the placement agent warrants exercisable for up to a number of shares of Common Stock equal to three percent (3%) of the Securities issued in this offering (the “PA Warrants”), which will have a term of five years. The registration statement of which this prospectus is a part also registers for sale the PA Warrants and the shares of Common Stock issuable upon exercise of the PA Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our securities.

We will deliver the shares of Common Stock being issued to the purchasers electronically and will electronically deliver to such investors electronic warrant certificates for each of the Pre-Funded Warrants and the Warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We anticipate that delivery of the shares of Common Stock, Pre-Funded Warrants and the Warrants against payment therefor will be made on or before           , 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is               , 2025

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor any placement agent engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither we nor any placement agent engaged by us take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of the Securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

For investors outside the United States: Neither we nor any placement agent engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities. When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation.

Company Overview

LogicMark, Inc. provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through resellers, as well as directly to the United States Veterans Health Administration (the “VHA”). The Company was awarded a contract by the U.S. General Services Administration (the “GSA”) that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

Healthcare

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1.	The “Silver Tsunami”. With 11,000 Baby Boomers turning 65 in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only one of the largest generations, but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently at their home.

2.	Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the human resource strain and is shifting much of the care elderly patients used to receive at a hospital, medical or assisted living facility to the patient’s home. The rise of digital communication to support remote care increased dramatically during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3.	Rise of Data and IoT. Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies, leading to a switch from reacting to problems after they occur to predicting potential problems before they occur.

4.	Lack of Healthcare Workers. It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5.	Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for LogicMark. The Company enjoys a strong base of business with the VHA and plans to expand to other government agencies after being awarded the five-year GSA Agreement in July 2021, which is renewable for up to 25 years.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted care giver and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has sold over 850,000 PERS devices since 2012, of which over 500,000 devices have been sold to the U.S. government. The signing of the GSA Agreement in 2021 further strengthened our partnership with the government and expanded our ability to capture new sales. We envision a continued focus on growing the healthcare channel during 2025 given lower acquisition costs and higher customer unit economics.

In addition to the healthcare channel, LogicMark also expects to continue growth in sales volume through its direct-to-consumer channel. It is estimated that approximately 70% of PERS customers fall into the direct-to-consumer category. Family members regularly conduct research and purchase PERS devices or sign up for monthly subscription services for their loved ones through online websites or phone apps. The Company expects traditionally higher customer acquisition costs to be balanced by higher recurring revenue.

With the growth in IoT devices, data driven solutions using AI and ML will help guide the growth of the PERS industry. In both the healthcare and direct-to-consumer channels, product offerings can include 24/7 emergency response, fall detection, location tracking and geo-fencing, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also continue to pursue research and development partnerships to grow our product offering.

Recent Developments

Nasdaq Compliance

On December 4, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) because the closing bid price of the Common Stock had been $1.00 per share or greater for 10 consecutive business days prior to such letter. The Company had previously not been in compliance with the Minimum Bid Price Requirement since May 2024. For more information on the Company’s regained compliance with the Minimum Bid Price Requirement, see the Current Reports on Form 8-K filed by the Company with the SEC on May 10, 2024, November 18, 2024 and December 6, 2024.

November 2024 Reverse Stock Splits

On November 18, 2024, the Company effected the Common Stock Reverse Stock Split and a corresponding one-for-twenty-five reverse stock split (the “Series C Reverse Stock Split” and together with the Common Stock Reverse Stock Split, the “November 2024 Reverse Stock Splits”) of all of the Company’s outstanding shares of Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), which Series C Reverse Stock Split proportionally increased the stated value of the Series C Preferred Stock from $200,000 per share to $2,000,000 per share. Each of the November 2024 Reverse Stock Splits became effective as of 5:00 p.m. Eastern Time on November 18, 2024. The Common Stock began trading on Nasdaq on a split-adjusted basis at the start of trading on November 19, 2024. For more information on the November 2024 Reverse Stock Splits, see the Current Report on Form 8-K filed by the Company with the SEC on November 18, 2024.

November 2024 Settlement Agreements

On November 13, 2024, the Company entered into settlement and release agreements (the “Settlement Agreements”) with certain holders (the “Series B Holders”) of its Series B common stock purchase warrants (the “November 2024 Warrants”) exercisable for up to an aggregate of 386,800 shares of Common Stock issued, on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024 (the “August 2024 Purchase Agreements”) by and between the Company and the Series B Holders.

Pursuant to the Settlement Agreements, in consideration for the Series B Holders’ agreement to exercise any outstanding November 2024 Warrants on the date of the issuance of the Preferred Stock (as defined below) and waive any and all claims or demands that the Series B Holders may receive upon exercise of the November 2024 Warrants pursuant to Sections 2.3 and 3.8 of the November 2024 Warrants on or after the effective time of the Company’s next reverse stock split of its outstanding Common Stock a number of shares of Common Stock in excess of four (4) times the number of shares of Common Stock that was initially issuable upon exercise of the November 2024 Warrants as of the date of their issuance, the Company agreed to issue to the Series B Holders, no later than one trading day after the date of the Settlement Agreements, (i) an aggregate of 1,000 shares of Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share, of the Company (the “Series H Preferred Stock”), and (ii) an aggregate of 1,000 shares of Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share, of the Company (the “Series I Preferred Stock”, and together with the Series H Preferred Stock, the “Preferred Stock”), each share of which entitles the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The shares of Series H Preferred Stock have a stated value of $1,000 and were initially convertible into approximately 2,148,689 shares of Common Stock at $11.64 per share (such shares, the “Series H Conversion Shares”). Following the Common Stock Reverse Stock Split, the shares of Series H Preferred Stock convert into an aggregate of 524,000 shares of Common Stock and the conversion price of the Series H Preferred Stock was reset to $1.91 per share.

In addition, pursuant to the terms of the Settlement Agreements, until the 12-month anniversary of the date of the Settlement Agreements, the Series B Holders will have the right to participate, at the Series B Holder’s discretion, in up to an aggregate of 50% of the amount to be sold in any financing transaction involving the issuance of securities of the Company for cash consideration on the same terms, conditions and price provided to other investors in such transaction, subject to certain exceptions.

Also pursuant to the Settlement Agreements, on the issuance date of the shares of Preferred Stock, the Company enter into registration rights agreements with the Series B Holders, pursuant which the Company agreed to register the resale of the Series H Conversion Shares. The Company filed a registration statement on Form S-3 with the SEC registering the resale of such Series H Conversion Shares on December 13, 2024 and such registration statement was declared effective by the SEC on December 27, 2024. For more information on the Settlement Agreements and the Preferred Stock, see the Current Reports on Form 8-K filed by the Company with the SEC on November 13, 2024 and November 14, 2024.

November 2024 Rights Agreement

On October 18, 2024, Winvest Investment Fund Management Corp. (“Winvest”) filed with the SEC an initial Statement on Schedule 13D, a Form 3 and a Form 4 (collectively, the “Winvest Filings”) indicating its ownership of approximately 67% of the outstanding shares of Common Stock. On October 28, 2024, Winvest provided the Company with a unanimous written consent (the “Winvest Consent”) purportedly amending the Company’s bylaws (the “Bylaws”) by (i) changing how the number of the directors on the Company’s board of directors (the “Board”) may be determined, (ii) changing how the Bylaws may be amended, (iii) adding a new bylaw preventing certain adverse actions by the Board against significant stockholders, and (iv) replacing the Company’s current slate of directors with a new four-member Board. Based on the records of the Company’s transfer agent, at no time since the date of the Winvest Filings had Winvest been the holder of a majority of the voting power of the Company, including the date of the Winvest Consent.

On October 30, 2024, the Board convened a meeting with Company’s management and its legal advisors to discuss these developments and unanimously determined that under the circumstances, including Winvest’s attempt to rapidly accumulate shares of Common Stock and effect significant changes to the Company Bylaws and management, the implementation of a stockholder rights plan would be in the best interests of the Company and all of its stockholders by protecting against Winvest’s intention to take control of the Company without appropriately compensating the rest of the Company’s stockholders, which would if consummated, trigger “fundamental transaction” and similar provisions in certain of the Company’s outstanding Common Stock purchase warrants, material agreements and the Company’s Certificate of Designations, Preferences and Rights of Series C Preferred Stock (the “Series C Certificate of Designations”), all of which taken together would leave the Company insolvent and at significant risk of having to file for bankruptcy.

Accordingly, on November 1, 2024, the Company entered into a rights agreement with Nevada Agency and Transfer Company (the “Rights Agreement”). Pursuant to the Rights Agreement, in the event that a person or entity or group thereof becomes the Beneficial Owner (as defined in the Rights Agreement) of at least fifteen percent (15%) of the outstanding shares of Common Stock (an “Acquiring Person”), each holder of Common Stock as of the close of business on November 1, 2024 (the “Series G Record Date”) will be entitled to receive on the Distribution Date (as defined below) a dividend of one right for each share of Common Stock owned by such holder (each, a “Right”), with each Right exercisable for one one-hundredth of a share of the Company’s Series G Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series G Preferred Stock”), at a price of $1.25 per one-hundredth of a share (the “Series G Purchase Price”), subject to adjustment as set forth in the Rights Agreement.

Notwithstanding the foregoing, an Acquiring Person will not include (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee or director stock plan of the Company or of any subsidiary of the Company, (iv) any entity holding Common Stock for the benefit of present or future participants pursuant to the terms of any such employee benefit plan, (v) any person or entity who becomes the Beneficial Owner of fifteen percent (15%) or more of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless such person or entity acquires additional shares of Common Stock, (vii) any person or entity who has become an Acquiring Person inadvertently (including, without limitation, because (A) such person or entity was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such person or entity to be an Acquiring Person or (B) such person or entity was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, or (Y) within two business days of being requested by the Company to advise the Company regarding the same, such Person certifies in writing that such person or entity acquired Beneficial Ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock inadvertently or without knowledge of the terms of the Rights, and (ii) such person or entity promptly divests a sufficient number of shares of Common Stock so that such person or entity would no longer be an Acquiring Person.

On November 1, 2024, the Company filed a Certificate of Designation, Preferences, and Rights of Series G Non-Convertible Voting Preferred Stock (with the Secretary of State of the State of Nevada to designate 1,000,000 shares of the Company’s authorized and unissued preferred stock as the Preferred Stock and establish the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Preferred Stock as described above, which became effective upon such filing.

On November 3, 2024, Winvest filed with the SEC an amendment to its initial statement on Schedule 13D which disclosed that it no longer held any securities of the Company.

For more information on Winvest and the Rights Agreement, see the Current Report on Form 8-K filed by the Company with the SEC on November 1, 2024.

Implications of Being A Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Corporate Information

We were originally incorporated in the State of Delaware on February 8, 2012. In July 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, and resellers.

On June 1, 2023, the Company was incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation with respect to the Company on or after June 1, 2023, and LogicMark, Inc., a Delaware corporation with respect to the Company prior to June 1, 2023.

THE OFFERING

Units offered by us	Up to [●] Units, based on an assumed public offering price of $[●] per Unit, each consisting of: (i) one share of Common Stock and (ii) one Warrant. Each Warrant is exercisable to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Common Stock and the Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units offered by us	We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, Pre-Funded Units, each consisting of: (i) one Pre-Funded Warrant to purchase one share of our Common Stock; and (ii) one Warrant. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and the Warrants are immediately separable and will be issued separately in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.001 per share. Because we will issue one Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Warrants

The Warrants will have an exercise price of $[●] (equal to 100% of the assumed public offering price of each Unit sold in this offering) and will be immediately exercisable by paying the aggregate exercise price for such Warrants being exercised and, in the event of any exercise thereof, there is, at any time, no effective registration statement registering the Warrant Shares issuable upon such Warrants, or the prospectus contained therein is not available for the issuance of such Warrant Shares, then such Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in the Warrants.

The Warrants will expire on the fifth anniversary of their issuance. The Warrants include certain mechanisms, including certain standard adjustment provisions. To better understand the terms of the Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the forms of the Warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants.

Pre-Funded Warrants	Each Pre-Funded Warrant will be immediately exercisable at an exercise price of $0.001 per share of our Common Stock and may be exercised at any time until exercised in full, and the Pre-Funded Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in the Pre-Funded Warrants. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

Assumed public offering price per Unit and per Pre-Funded Unit	$[●] per Unit and $[●] per Pre-Funded Unit, based on the last reported closing price for our Common Stock on Nasdaq on [●].

Common Stock outstanding immediately after this offering (1)	[●] shares of Common Stock (assuming the sale of all of the Securities offered hereby, and assuming no sale of any Pre-Funded Units and no exercise of the Warrants or PA Warrants issued in this offering, if any).

Placement Agent Warrants	The registration statement of which this prospectus is a part also registers for sale PA Warrants to purchase up to [●] shares of our Common Stock, as partial compensation for the placement agents services in connection with this offering. The PA Warrants will only be issued to the placement agent in the event that $5 million or more of the Securities are sold in this offering. The PA Warrants will be exercisable for a five-year period commencing 180 days following the date of commencement of sales of the Securities, at an exercise price of $[●] per share, which is equal to 125% of the assumed public offering price of the Units offered hereby. Please see “Plan of Distribution — Placement Agent Warrants” for a description of the PA Warrants.

Participation Rights of Series B Holders

Pursuant to the terms of the Settlement Agreements, until the 12 month anniversary of the date of the Settlement Agreements, the Series B Holders will have the right to participate, at the Series B Holder’s discretion, in up to an aggregate of 50% of the amount to be sold in any financing transaction involving the issuance of securities of the Company for cash consideration on the same terms, conditions and price provided to other investors in such transaction, subject to certain exceptions.

Use of proceeds

We estimate that the net proceeds to us from the offering will be approximately $[●] million (based on an assumed public offering price of $[●] per Unit), after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants or PA Warrants (if any) issued in this offering. However, this is a best-efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, and we may not sell all or any of the Securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds of this offering for sales and marketing support of our legacy and new products, working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 9 and other information in this prospectus for a discussion of factors to consider before deciding to invest in the Securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Lock-up agreements

Our directors and officers have agreed with the placement agent, subject to certain exceptions, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into common stock for a period of [●] days from the date of this prospectus without the prior written consent of the placement agent. See “Plan of Distribution.”

In addition, pursuant to the securities purchase agreements that we will enter into with purchasers of Securities in connection with this offering, we will agree, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of [●] days from the closing date of this offering and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of [●] months from the closing date of this offering.

Transfer agent, warrant agent and registrar	The transfer agent and registrar for our Common Stock and the warrant agent for the Warrants and Pre-Funded Warrants will be Nevada Agency and Transfer Company, with its business address at 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-5623.

Nasdaq symbol and trading	Our Common Stock is listed on Nasdaq under the symbol “LGMK”. There is no established trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants, and we do not expect a trading market for any such securities to develop. We do not intend to list such securities on any securities exchange or other trading market. Without a trading market, the liquidity of such securities will be extremely limited.

(1)	Shares of Common Stock that will be outstanding after this offering is based on 2,528,684 shares of Common Stock outstanding as of January 2, 2025, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,599,270 shares of Common Stock at a weighted average exercise price of approximately $626.23 per share, (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 17,855 shares of Common Stock at a weighted average exercise price of $42.50 per share, (iii) the conversion of the 106,333 outstanding shares of Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), into up to 107 shares of Common Stock based on a conversion price equal to $3,000 per share; (iv) the conversion of the Series H Preferred Stock, into up to 30,890 shares of Common Stock, and (v) the shares of Common Stock issuable upon exercise of each of the Warrants and Pre-Funded Warrants, as applicable.

RISK FACTORS

An investment in the Securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to this Offering and Ownership of Our Securities

This is a best-efforts offering, no minimum amount of Securities is required to be sold, and we may not raise the amount of capital that we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to support our continued operations. Thus, we may not raise the amount of capital that we believe is required for our operations and may need to raise additional funds. Such additional fundraises may not be available or available on terms acceptable to us.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the assumed public offering price attributed to the Common Stock included in the Units purchased in this offering or to the Common Stock issued upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

You may experience immediate and substantial dilution in the as adjusted net tangible book value per share of the Common Stock included as part of the Units sold in this offering or that may be issued upon the exercise of any Pre-Funded Warrants included as parts of the Pre-Funded Units sold in this offering.

The price per share of our Common Stock being offered as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units is higher than the as adjusted net tangible book value per share of our Common Stock. Therefore, you will suffer immediate and substantial dilution in the as adjusted net tangible book value of the Common Stock if you purchase securities in this offering. Furthermore, if outstanding warrants are exercised, or the Warrants issued in connection with this offering are exercised, you could experience further dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you invest in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our Common Stock or other securities. In addition, this offering and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per Unit or Pre-Funded Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit or Pre-Funded Unit paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price per Unit or Pre-Funded Unit in this offering. You may incur dilution upon exercise of any outstanding warrants, conversion of any outstanding preferred stock or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the sale of securities in this offering and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future issuances and sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

The issuance of material amounts of Common Stock by us would cause our existing stockholders to experience significant dilution in their investment in us. We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences, or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on the ownership interest of existing stockholders, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments that we may issue may have rights superior to the rights of our existing stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over such stockholders, it may negatively impact the trading price of our shares of Common Stock. In addition, if we obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our Common Stock to decline, which could impair our ability to raise additional financing.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

The Series C Preferred Stock currently ranks senior to the Common Stock and our Series F Preferred Stock, and any class or series of capital stock created after the Series C Preferred Stock and has a special preference upon the liquidation of the Company. The Series F Preferred Stock currently ranks senior to the Common Stock and any class or series of capital stock created after the Series F Preferred Stock and has a special preference upon the liquidation of the Company. The Company is also party to the Rights Agreement, pursuant to which, in the event that an person or entity or group thereof becomes an Acquiring Person, each holder of Common Stock as of the close of business on November 1, 2024 will be entitled to receive on the Distribution Date (as defined in the Rights Agreement) a dividend of one Right, with each Right exercisable for one one-hundredth of a share of the Series G Preferred Stock, at the Series G Purchase Price, and upon such issuance, the Series G will rank junior to all other series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise. Our Series H Preferred Stock currently ranks junior to the Series C Preferred Stock and to the Series F Preferred Stock, but ranks senior to Common Stock and all shares of capital stock of the Corporation authorized or designated after the date of the designation of the Series H Preferred Stock, subject to certain conditions. Our Series I Preferred Stock ranks junior to all preferred stock currently outstanding and any preferred stock to be issued in the future. For further information regarding our shares of (i) Series C Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on May 30, 2017 and the Series C Certificate of Designations filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023 and the Series C Certificate of Amendment to the Series C Certificate of Designations filed with the SEC on November 18, 2024; (ii) Series F Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on August 17, 2021 and the Certificate of Designation for the Series F Preferred Stock filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023; (iii) Series G Preferred Stock and the Rights Agreement, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on November 1, 2024, the Certificate of Designation, Preferences, and Rights of Series G Non-Convertible Voting Preferred Stock and the Rights Agreement filed as exhibits thereto; and (iv) Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on November 14, 2024 and our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2024, and the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock (the “Series H Certificate of Designation”) filed as an exhibit thereto as well as the Certificate of Designation of Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock (the “Series I Certificate of Designation”) filed as an exhibit thereto.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the assumed public offering price of the shares of Common Stock included in the Units in this offering or the assumed public offering price of the Common Stock obtained upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our Securities if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our shares of Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Additionally, the holder of our shares of Series C Preferred Stock are entitled to receive dividends pursuant to the Series C Certificate of Designations. The Series C Certificate of Designations requires us to pay cash dividends on our Series C Preferred Stock on a quarterly and cumulative basis at a rate of five percent (5%) per annum commencing on the date of issuance of such shares, which rate increases to fifteen percent (15%) per annum in the event that the Company’s market capitalization is $50 million or greater for thirty consecutive days. We are currently obligated to declare and pay $75,000 in quarterly dividends on our shares of Series C Preferred Stock. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock at a rate of ten percent (10%) per annum commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date, and an aggregate of approximately 1,512 shares of Common Stock are payable as dividends to the holder of our shares of Series F Preferred Stock. The Series H Certificate of Designation entitles holders of Series H Preferred Stock to participate in any dividends or other distributions made to holders of Common Stock. Such holders are entitled to such participation as if they had fully converted their Series H Preferred Stock into Common Stock, subject to limitations on beneficial ownership, with any excess entitlements held in abeyance until the ownership limitation no longer applies.

Subject to the payment of dividends on our shares of Series C Preferred Stock, we currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

There is no public market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list such securities on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of such securities will be limited.

The Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants and the Pre-Funded Warrants will equal or exceed their respective imputed assumed public offering price. In the event that our Common Stock price does not exceed the respective exercise price of the Warrants or Pre-Funded Warrants during the period when such Warrants and Pre-Funded Warrants are exercisable, such Warrants and Pre-Funded Warrants may not have any value. Furthermore, each Warrant, will expire five years from its date of issuance.

Holders of each of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Warrants and Pre-Funded Warrants are exercised.

Neither the Warrants nor the Pre-Funded Warrants in this offering confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Until holders of each of the Warrants and Pre-Funded Warrants acquire shares of Common Stock upon exercise of such Warrants and Pre-Funded Warrants, respectively, such holders will have no rights with respect to our shares of Common Stock underlying such Warrants and Pre-Funded Warrants.

Risks Related to Our Business

Our inability to win or renew government contracts during regulated procurement processes or preferences granted to certain bidders for which we would not qualify could harm our operations and significantly reduce or eliminate our profits.

U.S. government contracts are awarded through a regulated procurement process. The U.S. government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as indefinite delivery, indefinite quantity (“IDIQ”) contracts, which generally require those contractors who have previously been awarded contracts to engage in an additional competitive bidding process. The increased competition may require us to make sustained efforts to reduce costs to realize revenue and profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted.

The U.S. government has also increased its use of contracts in which the client qualifies multiple contractors for a specific program and then awards specific task orders or projects among the qualified contractors, which have the potential to create pricing pressure and to increase our costs by requiring us to submit multiple bids and proposals. The competitive bidding process entails substantial costs and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split among competitors. Further, the U.S. government has announced specific statutory goals regarding awarding prime and subcontracts to small businesses, women-owned small businesses, service-disabled veteran-owned businesses and small disadvantaged businesses, which may obligate us to involve such businesses as subcontractors with respect to these contracts, resulting in lower margins than when we sell direct. While we are unaware of any reason why our status as a public company would negatively impact our ability to compete for and be awarded government contracts, our inability to win or renew government contracts during regulated procurement processes or as a result of the policies pursuant to which these processes are implemented could harm our operations and significantly reduce or eliminate our profits.

Further, our U.S. government contracts are subject to termination by the U.S. government either at its convenience or upon the default of the contractor. Termination for convenience provisions provides only for the recovery of costs incurred or committed, settlement expenses, and profit on work completed prior to termination. Termination for default clauses imposes liability on the contractor for excess costs incurred by the U.S. government in re-procuring undelivered items from another source. Any decisions by the U.S. government to not exercise contract options or to terminate, cancel, delay, modify or curtail our major programs or contracts would adversely affect our revenues, revenue growth and profitability.

A failure by us to continue to generate task orders or fulfill our obligations under an IDIQ contract with the GSA, or our inability to secure an IDIQ contract with the GSA, would have a material adverse effect on our financial condition and results of operation.

Our contract with the GSA provides for the issuance by the government of orders for our PERS products under the GSA Agreement and contains a multi-year term with unfunded ceiling amounts, which allow but do not commit the GSA to purchase from us. Additionally, although we currently do not have an IDIQ contract with the GSA, we may not be able to secure an IDIQ contract with the GSA. A failure to be awarded task orders under any contracts with the government would have a material adverse effect on our results of operations and financial conditions. Additionally, any failure by us to fulfill our contractual obligations under these government contracts, or to secure an IDIQ contract with the GSA, would result in substantially reduced revenue and profits and would have a material adverse effect on our financial condition and results of operation. Our ability to fulfill our contractual obligations may be limited by our ability to devote sufficient resources and limited by availability of material supplies. If we do not fulfill our contractual obligations in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill the orders and other related obligations, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage the orders, or even result a termination of an existing contract.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus and in our other filings with the SEC incorporated by reference to the registration statement of which this prospectus forms a part, contains forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements in this prospectus, any supplements or amendments thereto or in any of the documents that we incorporate by reference into the registration statement of which this prospectus forms a part, including, among other things:

●	our ability to generate sufficient revenue and profitability in the future;

●	the risk that significant disruptions of information technology systems or security breaches could materially adversely affect our business;

●	any defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability;

●	our supply chains in Hong Kong and Taiwan subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China;

●	our ability to keep pace with changing industry technology and consumer preferences, develop and introduce new products, and obtain new patents;

●	our ability to obtain additional capital required to finance our research and development efforts and sales and marketing efforts;

●	our ability to protect our intellectual property rights adequately may not be certain and the impact of claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business;

●	our ability to identify, hire, and retain management, engineering and sales and marketing personnel;

●	the potential strain on our resources, including our employee base, during periods of rapid growth and expansion;

●	our dependence on contract manufacturers and the harm to our production and products if they are unable to meet our volume and quality requirements and alternative sources are not available;

●	our products and technologies may not be accepted by the intended commercial consumers of our products; and

●	other risks and uncertainties discussed under the caption “Risk Factors” in this prospectus and in documents incorporated by reference in this prospectus.

The foregoing list of factors is not exhaustive. For further information about these and other risks, uncertainties and factors affecting our business and prospects, please review the disclosures contained in our filings made with the SEC. You should not place undue reliance on any forward-looking statements. Any forward-looking statement or information speaks only as of the date on which it is made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we expressly disclaim any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of us or our subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, and reasonable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, any supplements or amendments thereto and in any documents that we incorporate by reference into the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $[●] million (assuming the sale of all of the Securities offered hereby, at an assumed public offering price of $[●] per Unit, the closing sale price of our Common Stock on Nasdaq on [●], and assuming no sale of any Pre-Funded Units and no exercise of the Warrants or PA Warrants (if any) issued in connection with this offering), after deducting the placement agent fees and estimated offering expenses payable by us. We will only receive additional proceeds from the exercise of the Warrants, Pre-Funded Warrants (if any Pre-Funded Units are sold) and PA Warrants (if any PA Warrants are issued) and issuable in connection with this offering if such Warrants, Pre-Funded Warrants or PA Warrants are exercised at their assumed exercise price of $[●] per share, $0.001 per share and $[●] per share, respectively, and the holders of such Warrants, Pre-Funded Warrants and/or PA Warrants pay the exercise price of such Warrants, Pre-Funded Warrants and/or PA Warrants in cash. Additionally, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

A $0.50 increase (decrease) in the assumed public offering price of $[●] per Unit would increase (decrease) the net proceeds to us from this offering by approximately $[●] million, using the same assumptions set forth above.

Similarly, a 100,000 increase (decrease) in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $[●], using the same assumptions set forth above.

We intend to use the proceeds of this offering for sales and marketing support of our legacy and new products, working capital and general corporate purposes.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future.

The payment of dividends on our Common Stock will be at the discretion of our Board, are subject to the terms of the Series C Certificate of Designations and the dividend payments made to holders of our shares of Series C Preferred Stock, and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. The Series H Certificate of Designation entitles holders of Series H Preferred Stock to participate in any dividends or other distributions made to holders of Common Stock. Such holders are entitled to such participation as if they had fully converted their Series H Preferred Stock into Common Stock, subject to limitations on beneficial ownership, with any excess entitlements held in abeyance until the ownership limitation no longer applies. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date. See “Risk Factors – We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our Securities if you expect dividends.”

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2024:

●	on an actual basis;

●

on a pro forma basis after giving effect to (i) the issuance of an aggregate of 2,054,142 shares of Common Stock upon the exercise by holders of common stock purchase warrants and the conversion of Series H Preferred Stock, and (ii) the issuance of the Preferred Stock; and

●	on a pro forma as adjusted basis to give effect to the issuance and sale of [●] Units, assuming no Pre-Funded Units are sold and no exercise of any Warrants or PA Warrants (if any), after deducting placement agent fees and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024, which are incorporated by reference in the registration statement of which this prospectus forms a part. The information below has also been provided on a pro forma as adjusted basis to give further effect to this offering.

	Actual	Pro forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$5,585,835	$5,576,883	$	[●]
Series C Preferred Stock, par value $0.0001 per share: 2,000 shares designated and 1 issued and outstanding – actual, pro forma and pro forma as adjusted	$1,807,300	$1,807,300		$1,807,300

Stockholders’ Equity:
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized:
Series F Preferred Stock, par value $0.0001 per share: 1,333,333 shares designated and 106,333 shares issued and outstanding – actual, pro forma and pro forma as adjusted	319,000	319,000		319,000
Series H Preferred Stock, par value $0.0001 per share: 0 shares designated, 59, and [●] shares issued and outstanding – actual, pro forma and pro forma as adjusted	—	—		[●]
Series I Preferred Stock, par value $0.0001 per share: 0 shares designated, 59, and [●] shares issued and outstanding – actual, pro forma and pro forma as adjusted	—	—		—
Common Stock, par value $0.0001 per share: 100,000,000 shares authorized, 474,541, 2,528,684, and [●] shares issued and outstanding – actual, pro forma and pro forma as adjusted	47	253		[●]
Additional paid-in capital	117,498,525	117,489,371		[●]
Accumulated deficit	(105,463,096)	(105,463,096)		[●]
Total stockholders’ equity	12,354,476	12,345,527		[●]

Total capitalization	$14,161,776	$14,152,827	$	[●]

A $0.50 increase in the assumed public offering price of $[●] per Unit would increase cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $[●] million, assuming the number of Units and Pre-Funded Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants or PA Warrants (if any) issued in connection with this offering. An increase (decrease) in the number of Units that we are offering of 100,000 Units would increase (decrease) cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $[●], after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants or PA Warrants (if any) issued in connection with this offering and that the assumed public offering price of such Units remains as set forth on the cover page of this prospectus. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 474,541 shares of our Common Stock outstanding as of September 30, 2024, which number of outstanding shares excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,599,270 shares of Common Stock at a weighted average exercise price of $626.23 per share; (ii) the exercise of outstanding options to purchase up to an aggregate of 9,165 shares of Common Stock at a weighted average exercise price of $158.57 per share; (iii) the conversion of 106,333 outstanding shares of Series F Preferred Stock into any shares of Common Stock; and (iv) the exercise of any Warrants, as well as the Pre-Funded Warrants or PA Warrants, if any, issued in connection with this offering.

DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the public offering price per Unit and the as adjusted net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2024 was $5,332,104, or $11.24 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of our Common Stock outstanding as of September 30, 2024.

After giving effect to the issuance of an aggregate of 2,054,142 shares of Common Stock upon the exercise by holders of common stock purchase warrants, the issuance of the shares of Preferred Stock, and the conversion of Series H Preferred Stock, our pro forma net tangible book value as of September 30, 2024 would have been approximately $5.3 million, or approximately $2.11 per share.

After giving effect to the pro forma events listed above as well as (i) the sale of [●] Units at the assumed public offering price of $[●] per Unit (the closing sale price of our Common Stock on Nasdaq on [●], and assuming no sale of any Pre-Funded Units and no exercise of the Warrants of PA Warrants (if any) issued in connection with this offering), after deducting the placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately $[●] or approximately $[●] per share. This represents an immediate decrease in net tangible book value of approximately $[●] per share to our existing stockholders and an immediate dilution of approximately $[●] per share to purchasers of our securities in this offering, as illustrated by the following table:

Assumed public offering price per Unit	$	[●]
Net tangible book value per share, as of September 30, 2024, before giving effect to this offering		$11.24
Pro forma net tangible book value per share at September 30, 2024, before giving effect to this offering		$2.11
Decrease in net tangible book value per share		$(9.13)
Increase (decrease) in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$	[●]
Pro forma as adjusted net tangible book value per share, after this offering	$	[●]
Dilution to pro forma as adjusted net tangible book value per share to investors in this offering	$	[●]

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $0.50 increase or decrease in the assumed public offering price of $[●] per Unit (and $[●] per Pre-Funded Unit) would increase or decrease the pro forma as adjusted net tangible book value per share by approximately $[●] million, and increase or decrease the pro forma as adjusted net tangible book value per share to investors participating in this offering by approximately $[●] per share, assuming the number of Units (and Pre-Funded Units) offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the placement agent fee and estimated offering expenses payable by us.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 474,541 shares of our Common Stock outstanding as of September 30, 2024, which number of outstanding shares excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,599,270 shares of Common Stock at a weighted average exercise price of $626.23 per share; (ii) the exercise of outstanding options to purchase up to an aggregate of 9,165 shares of Common Stock at a weighted average exercise price of $158.57 per share; (iii) the conversion of 106,333 outstanding shares of Series F Preferred Stock into any shares of Common Stock; and (iv) the exercise of any Warrants, as well as the Pre-Funded Warrants or PA Warrants, if any, issued in connection with this offering.

To the extent that our outstanding warrants or options are exercised or shares of outstanding preferred stock are converted, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 2, 2025, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 2,528,684 shares of Common Stock, 1 share of Series C Preferred Stock, 106,333 shares of Series F Preferred Stock convertible into an aggregate of 107 shares of Common Stock, 59 shares of Series H Preferred Stock convertible into an aggregate of up to 30,890 shares of Common Stock and 59 shares of Series I Preferred Stock outstanding as of January 2, 2025. The percentage ownership information shown in the table after this offering is based upon [●] shares of Common Stock (based on the sale of [●] shares of Common Stock included in the Units in this offering, at an assumed public offering price of $[●] per Unit), 1 share of Series C Preferred Stock, 106,333 shares of Series F Preferred Stock convertible into an aggregate of 107shares of Common Stock, and 59 shares of Series H Preferred Stock convertible into up to an aggregate of 30,890 shares of Common Stock and 59 shares of Series I Preferred Stock outstanding as of such date, assuming the sale of all Units offered hereby, and assuming no sale of any Pre-Funded Units and no exercise of any Warrants or PA Warrants (if any) issued in this offering.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are convertible into or exercisable for shares of Common Stock, Series C Preferred Stock, Series F Preferred Stock, Series H Preferred Stock or Series I Preferred Stock within sixty (60) days of January 2, 2025. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock, Series C Preferred Stock, Series F Preferred Stock, Series H Preferred Stock or Series I Preferred Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock, Series C Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series I Preferred Stock held by each holder or group of holders named above, any shares of Common Stock, Series C Preferred Stock, Series F Preferred Stock, Series H Preferred Stock or Series I Preferred Stock that such holder or holders has the right to acquire within sixty (60) days of January 2, 2025 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other holder. The inclusion herein of any shares of Common Stock, Series C Preferred Stock, Series F Preferred Stock, Series H Preferred Stock or Series I Preferred Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o LogicMark, Inc., 2801 Diode Lane, Louisville, KY 40299.

	Shares Beneficially Owned Prior to the Offering											Shares Beneficially Owned After the Offering
	Common Stock		Series C Preferred Stock		Series F Preferred Stock		Series H Preferred Stock		Series I Preferred Stock		% Total Voting	Common Stock		Series C Preferred Stock		Series F Preferred Stock		Series H Preferred Stock		Series I Preferred Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	Power (1)(2)	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	Power (1)(2)
Non-Director or Officer 5% Stockholders:
Alpha Capital Anstalt(3)	7,752	*	--	--	106,333	100	--	--	--	--	*	[●]	[●]	--	--	106,333	100	--	--	--	--	[●]

Hudson Bay Master Fund Ltd.(4)	126,181	4.99	--	--	--	--	59	100	59	100	4.99	[●]	[●]	--	--	--	--	59	100	59	100	[●]

Giesecke+Devrient Mobile Security America, Inc.(5)	--	--	1	100	--	--	--	--	--	--	*	--	--	1	100	--	--	--	--	--	--	--

Directors and executive officers:

Chia-Lin Simmons, Chief Executive Officer and Director(6)	17,551	*	--	--	--	--	--	--	--	--	*	17,551	*	--	--	--	--	--	--	--	--	*

Mark Archer, Chief Financial Officer(7)	14,424	*	--	--	--	--	--	--	--	--	*	14,424	*	--	--	--	--	--	--	--	--	*

Robert Curtis, Director(8)	23,603	*	--	--	--	-	--	--	--	--	*	23,603	*	--	--	--	--	--	--	--	--	*

John Pettitt, Director(9)	23,547	*	--	--	--	--	--	--	--	--	*	23,547	*	--	--	--	--	--	--	--	--	*

Barbara Gutierrez, Director(10)	23,537	*	--	--	--	--	--	--	--	--	*	23,537	*	--	--	--	--	--	--	--	--	*

Carine Schneider, Director(11)	22,810	*	--	--	--	--	--	--	--	--	*	22,810	*	--	--	--	--	--	--	--	--	*

Directors and Executive Officers as a Group (6 persons)	125,472	4.96	--	--	--	--	--	--	--	--	4.96	128,337	[●]	--	--	--	--	--	--	--	--	[●]

*	Less than 1%

(1)	The number of shares owned and the beneficial ownership percentages set forth in these columns are based on 2,528,684 shares of Common Stock issued and outstanding as of January 2, 2025. Shares of Common Stock issuable pursuant to options, preferred stock or warrants currently exercisable or exercisable within sixty (60) days are considered outstanding for purposes of computing the percentage beneficial ownership of the holder of such options, preferred stock, or warrants; they are not considered outstanding for purposes of computing the percentage of any other stockholder. Exercises of certain warrants and conversions of certain shares of preferred stock held by certain stockholders listed above are subject to certain beneficial ownership limitations, which provide that a holder of such securities will not have the right to exercise or convert any portion of such securities, as applicable, if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by the applicable stockholders includes (a) any outstanding shares of Common Stock held by such stockholder, and (b) if any, the securities convertible into or exercisable for shares of Common Stock that may be held by such stockholder, in each case which such stockholder has the right to acquire as of January 2, 2025 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of January 2, 2025.

(2)	Percentage of total voting power represents voting power with respect to all shares of Common Stock, Series C Preferred Stock, Series F Preferred Stock and Series I Preferred Stock. The holders of our Common Stock and Series C Preferred Stock are entitled to one vote per share. The holders of our Series F Preferred Stock vote on an as-converted to Common Stock basis. The holders of our Series I Preferred Stock are entitled to two votes per share.

(3)	Beneficial ownership prior to the offering includes an aggregate of 3,713 shares of Common Stock as well as an aggregate of 4,039 shares of Common Stock issuable upon exercise of all such holder’s warrants and shares of Series F Preferred Stock. Konrad Ackermann has voting and investment control over the securities held by Capital Anstalt. The principal business address of Alpha Capital Anstalt is Altenbach 8 -9490 Vaduz, Principality of Liechtenstein.

(4)

Beneficial ownership prior to the offering includes (i) 1,255 shares of Common Stock issuable upon exercise of certain common stock purchase warrants, and (ii) 607,335 shares of Common Stock issuable upon exercise of the Series A Warrants, of which 482,409 are not exercisable due to a 4.99% Beneficial Ownership Limitation, and does not include 30,890 Series H Conversion Shares upon conversion of the remaining Series H Preferred Stock.

The securities are directly held by Hudson Bay Master Fund Ltd, a Cayman Islands exempted company (“Hudson Bay”). Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has sole voting and dispositive control of the shares reported herein. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership of the shares reported herein. The address of Hudson Bay is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT, 06830.

(5)	Giesecke & Devrient Mobile Security America, Inc. (“G&D”) is the sole holder of our Series C Preferred Stock and thus has 100% of the voting power of our outstanding shares of Series C Preferred Stock, which have the same voting rights as our shares of Common Stock (one vote per share). Beneficial ownership of G&D after the offering only includes G&D’s ownership of such shares of Series C Preferred Stock. The address for G&D is 45925 Horseshoe Drive, Dulles, VA 20166.

(6)	Beneficial ownership prior to the offering represents (i) 534 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Ms. Simmons remains in the service of the Company, (ii) 409 shares of restricted stock granted under the 2013 LTIP, which shares vest over a period of three (3) years commencing on January 3, 2022, with 68 shares having vested on July 3, 2022, and thereafter, 34 shares to vest on the first day of each subsequent quarter until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iii) 2,480 shares of restricted stock granted pursuant to the Company’s 2023 Stock Incentive Plan (“2023 SIP”), which shares vest over a period commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iv) 1,848 shares of restricted stock granted pursuant to the Company’s 2023 SIP, which shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (v) 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering, and (vi) 860 shares of Common Stock issued in the August 2024 Offering.

(7)	Beneficial ownership prior to the offering represents (i) 259 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Mr. Archer remains in the service of the Company, (ii) 836 shares of restricted stock granted pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter, and (iii) 1,794 shares of Common Stock. In addition, FLG Partners, LLC (“FLG Partners”), of which Mr. Archer is a partner, was granted (i) 14 restricted shares of Common Stock outside the 2013 LTIP and the 2017 SIP, which vested one quarter on July 15, 2022, with subsequent vesting at 6.25% for each three-month period thereafter, (ii) 44 restricted shares of Common Stock, pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, (iii) 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering, and (iv) 57 shares of Common Stock. Mr. Archer disclaims beneficial ownership of such shares of Common Stock granted to FLG Partners.

(8)

Beneficial ownership prior to the offering consists of (i) 876 shares of Common Stock, (ii) stock options exercisable for 11,307 shares of Common Stock at a weighted exercise price of $19.82 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(9)	Beneficial ownership prior to the offering consists of (i) 859 shares of Common Stock, (ii) stock options exercisable for 11,268 shares of Common Stock at a weighted exercise price of $10.96 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(10)	Beneficial ownership prior to the offering consists of (i) 859 shares of Common Stock, (ii) stock options exercisable for 11,258 shares of Common Stock at a weighted exercise price of $10.00 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(11)	Beneficial ownership prior to the offering consists of (i) 879 shares of Common Stock, (ii) stock options exercisable for 10,511 shares of Common Stock at a weighted exercise price of $4.57 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering (A) up to [●] Units at an assumed offering price of $[●] per Unit, each Unit consisting of: (i) one share of our Common Stock; and (ii) one Warrant; and (B) up to [●] Pre-Funded Units, each Pre-Funded Unit at an assumed offering price of $[●] per Pre-Funded Unit, each Pre-Funded Unit consisting of: (i) one Pre-Funded Warrant; and (ii) one Warrant. The Units and Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Common Stock included in the Units will be issued separately from the Warrants included in the Units, and the Pre-Funded Warrants included in the Pre-Funded Units will be issued separately from the Warrants included in the Pre-Funded Units. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants offered hereby. The following descriptions of our Common Stock, Warrants and Pre-Funded Warrants, and certain provisions of our Articles of Incorporation, our Bylaws and Nevada law are summaries and are qualified in their entirety by the full text of each relevant document. You should also refer to our Articles of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, (i) 2,000 shares of which are designated as Series C Preferred Stock, 1 share of which is currently outstanding; (ii) 1,333,333 shares of which are designated as Series F Preferred Stock, 106,333 shares of which are currently outstanding; (iii) 1,000,000 shares of which are designated as Series G Non-Convertible Voting Preferred Stock, par value $0.0001 per share, none of which are currently outstanding, (iv) 1,000 shares of Series H Preferred Stock, 59 of which are currently outstanding, and (v) 1,000 shares of Series I Preferred Stock, 59 all of which are currently outstanding.

As of January 2, 2025, 2,528,684 shares of our Common Stock were issued and outstanding, held by 89 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,599,270 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $626.23 and 3.18, respectively, and (ii) the exercise of outstanding options to purchase up to an aggregate of 19,015 shares of Common Stock at a weighted average exercise price of $72.78 per share. In addition, as of January 2, 2025, 1 share of our Series C Preferred Stock was issued and outstanding, held by one stockholder of record, 106,333 shares of Series F Preferred Stock were issued and outstanding, held by one stockholder of record, 59 shares of Series H Preferred Stock were issued and outstanding, held by one holder of record, and 59 shares of Series I Preferred Stock were issued and outstanding, held by one holder of record. The Series C Preferred Stock ranks senior to the Common Stock, the Series F Preferred Stock and the Series H Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company. The Series F Preferred Stock ranks senior to the Common Stock and the Series H Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company. The Series H Preferred Stock ranks junior to the Series C Preferred Stock and the Series F Preferred Stock, but ranks senior to Common Stock and the Series I Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company. The Series I Preferred Stock ranks junior to the Series C Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock with respect to the rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock cast and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of the Series C Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock or any series of preferred stock that we may designate in the future.

Warrants and Pre-Funded Warrants

The Warrants and the Pre-Funded Warrants will be issued in accordance with a warrant agency agreement to be entered into between us and Nevada Agency and Transfer Company.

The following summary of certain terms and provisions of the Warrants and Pre-Funded Warrants offered hereby and such warrant agency agreement is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, form of Pre-Funded Warrant and form of such agreement, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant, form of Pre-Funded Warrant and such warrant agency agreement.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to $[●]. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Warrants will be immediately exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis and will expire on the fifth anniversary of their issuance date. The Pre-Funded Warrants will be immediately exercisable and can be exercised until all such Pre-Funded Warrants are exercised in full.

The exercise price and number of shares of Common Stock issuable upon exercise of such Warrants and Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. In addition, the exercise price of each Warrant will be subject to a one-time adjustment upon the next reverse stock split of the Common Stock after each such Warrant’s issuance, such that in the event that the lowest VWAP during the five trading day periods before and after such reverse stock split is lower than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reduced to such lowest price during such 11-trading day period, subject to a floor price. Further, upon such an adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of such Warrant will increase such that the aggregate exercise price payable under the Warrant, after taking into account such decreased exercise price, will equal the aggregate exercise price of such Warrant prior to such adjustment; provided that in the event that such adjustment would result in an increase in such exercise price, the exercise price of the Warrants will be reduced to such lowest price during the five trading day period prior to and ending on the date of such exercise. The “aggregate exercise price” in the immediately preceding sentence is based on the aggregate exercise price on the closing of the offering (reduced ratably for prior exercises), and is not based on an aggregate exercise price resulting from a reduction in the exercise price without a proportional increase in the number of Warrant Shares issuable upon exercise of the Warrants.

The Warrants will be issued separately from the shares of Common Stock included in the Units offered hereby and the Pre-Funded Warrants included in the Pre-Funded Units offered hereby, as applicable, and the Warrants and Pre-Funded Warrants may be transferred separately immediately thereafter. For every one (1) share of Common Stock included in each Unit purchased in this offering, one (1) Warrant to purchase one (1) share of our Common Stock will be issued; and for every one (1) Pre-Funded Warrant included in each Pre-Funded Unit purchased in this offering, one (1) Warrant to purchase one (1) share of our Common Stock will be issued.

Exercisability

The Warrants and Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant or Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants or Pre-Funded Warrants, as applicable. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant or Pre-Funded Warrant. In lieu of fractional shares, the number of shares will be rounded down to the nearest whole share

Cashless Exercise

If, at the time a holder exercises its Warrants, and a registration statement registering the issuance of the Warrant Shares underlying such Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Warrant Shares determined according to a formula set forth in such Warrants. If, at the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder thereof may elect instead to receive upon such exercise (either in whole or in part) the net number of Pre-Funded Warrant Shares determined according to a formula set forth in such Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants or Pre-Funded Warrants, as applicable, will be entitled to receive upon exercise of such Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase such Warrants or Pre-Funded Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in such Warrant or Pre-Funded Warrant) of the remaining unexercised portion of such Warrant or Pre-Funded Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant or Pre-Funded Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Warrant or Pre-Funded Warrant may be transferred at the option of the holder upon surrender of such Warrant or Pre-Funded Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Warrant Agent; Global Certificate

The Warrants and Pre-Funded Warrants will be issued in registered form under a warrant agent agreement between the Warrant Agent and us. The Warrants and Pre-Funded Warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Right as a Stockholder

Except as otherwise provided in the Warrants or Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants and Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants and Pre-Funded Warrants.

Amendment and Waiver

The Warrants and Pre-Funded Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the respective holders of a majority of interest in Warrants and Pre-Funded Warrants, on the other hand.

Governing Law

The Warrants and the Pre-Funded Warrants are governed by Nevada law.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. On November 1, 2024, the Company entered into the Rights Agreement, pursuant to which, in the event that a person or entity or group thereof becomes an Acquiring Person, each holder of Common Stock as of the close of business on the Series G Record Date will be entitled to receive a dividend of Right, with each Right exercisable for one one-hundredth of a share of the Company’s Series G Non-Convertible Voting Preferred Stock, at the Series G Purchase Price, subject to adjustment as set forth in the Rights Agreement.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our Bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a plurality of the votes cast at a meeting of stockholders. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies may only be filled by a majority vote of the directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders. Except as otherwise provided in the Bylaws and the Articles of Incorporation any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum.

Our Bylaws also provide that only a director, chief executive officer, chief financial officer, president, vice president or corporate secretary may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “LGMK”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF

COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Units and/or Pre-Funded Units (which units or components thereof we sometimes refer to as our “securities” and holders thereof as “holders”), and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

Because the shares of Common Stock and the Warrant components of a Unit, and the Pre-Funded Warrant and the Warrant components of a Pre-Funded Unit, are generally separable at the option of the holder, the holder of a Unit and/or Pre-Funded Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of Common Stock or Pre-Funded Warrant and Warrant components. As a result, the discussion below with respect to holders of our shares of Common Stock or Pre-Funded Warrants and Warrants should also apply to holders of Units and/or Pre-Funded Units (as the deemed owners of the underlying components that constitute the Units and/or the Pre-Funded Units).

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

●	pension plans;

●	investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our securities, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our securities.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our securities that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our securities that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Common Stock or Pre-Funded Warrants, as applicable, and one Warrant. We intend to treat the acquisition of a Unit and/or Pre-Funded Unit in this manner and, by purchasing a Unit or Pre-Funded Unit, you must adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a Unit or Pre-Funded Unit must allocate the purchase price paid by such holder for such Unit or Pre-Funded Unit between the share of our Common Stock or Pre-Funded Warrant, as applicable, and the Warrants based on the relative fair market value of each at the time of issuance. The price allocated to each share of our Common Stock or each Pre-Funded Warrant and Warrant should be the shareholder’s tax basis in such share of our Common Stock or Pre-Funded Warrant and Warrant. Any disposition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as a disposition of a share of our Common Stock or Pre-Funded Warrant, as applicable, and the Warrants comprising the Unit and Pre-Funded Unit, and the amount realized on the disposition should be allocated between the share of Common Stock or Pre-Funded Warrant, as applicable, and the Warrants based on their respective relative fair market values. The separation of a share of our Common Stock or Pre-Funded Warrant and the Warrant constituting a Unit or Pre-Funded Unit, as applicable, should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Unit and Pre-Funded Unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units or Pre-Funded Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisor regarding the tax consequences of an investment in a Unit or Pre-Funded Unit (including alternative characterizations thereof). The balance of this discussion assumes that the characterization of the Units and Pre-Funded Units described above is respected for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a Pre-Funded Warrant should be treated as Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants therefore should generally be taxed in the same manner as a holder of a share of our Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the shares of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the shares of Common Stock received upon exercise, increased by the exercise price of $0.001 per share. Each prospective investor is urged to consult its tax advisors regarding the tax risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to shares of our Common Stock, is generally intended also to pertain to Pre-Funded Warrants.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

A holder of a Pre-Funded Warrant should consult its tax advisor regarding the tax treatment of any distribution with respect to such Pre-Funded Warrant that is held in abeyance in connection with any applicable beneficial ownership cap.

Constructive Dividends on the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition (or, if the shares of Common Stock, Pre-Funded Warrants or Warrants are held as part of Units or Pre-Funded Units, as applicable, at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the shares of Common Stock, Pre-Funded Warrants or Warrants based upon the then fair market values of the shares of Common Stock or Pre-Funded Warrants and Warrant included in the Units or Pre-Funded Units, as applicable). Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrants for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Warrant and (2) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our securities.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent to solicit offers to purchase the Securities offered by this prospectus. The placement agent is not purchasing or selling any Securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of Securities, other than to use its “reasonable best efforts” to arrange for the sale of the Securities by us. Therefore, we may not sell the entire amount of Securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the investors who purchase the Securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement that we intend to enter into with the placement agent (the “Placement Agency Agreement”) will provide that the placement agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

We will deliver the Securities being issued to the investors upon receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect to deliver the Securities being offered pursuant to this prospectus on or about              , 2025.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.5% of the aggregate cash proceeds to us from the sale of the Securities in the offering. Pursuant to the Placement Agency Agreement, we will agree to reimburse the placement agent for certain out-of-pocket expenses of the placement agent payable by us, in an aggregate amount not to exceed $75,000. The Placement Agency Agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with FINRA Rule 5110(f) and (g), as applicable.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (6.5%)	$	$	$
Proceeds, before fees and expenses, to us(1)	$	$	$

(1)	We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent’s fee, will be approximately $ , all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) up to $[●].

Placement Agent Warrants

We have agreed to issue to the placement agent the PA Warrants to purchase up to three percent (3%) of the aggregate number of shares of Common Stock included in the Securities sold in connection with this offering, so long as the Company receives gross proceeds equal to or greater than $5,000,000 in this offering. The PA Warrants will be exercisable commencing 180 days following the commencement of sales of the Securities, and will terminate five years following the effective date of the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(e). The PA Warrants will be exercisable at a per share price equal to 125% the public offering price per Unit offered hereby. The PA Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The placement agent (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate the PA Warrants or the shares of Common Stock issuable upon exercise of the PA Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the PA Warrants or the shares of Common Stock issuable upon exercise of the PA Warrants for a period of 180 days from the commencement of sales of the Securities in connection with this offering. The exercise price and number of shares of Common Stock issuable upon exercise of the PA Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Lock-Up Agreements

Each of our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for our Common Stock for a period of [●] days after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares of Common Stock or other Company securities subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release such shares and securities from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

In addition, pursuant to the securities purchase agreements that we will enter into with purchasers of Securities in connection with this offering, we will agree, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of [●] days from the closing date of this offering and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of [●] months from the closing date of this offering.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering prices of the Units and Pre-Funded Units that we are offering, and the exercise price of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering prices of the Units and Pre-Funded Units that we are offering, as well as the exercise price of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its respective affiliates have provided, and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the placement agent and its respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The placement agent and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

On August 2, 2024, we entered into a placement agency agreement with Roth Capital Partners, LLC (the “August 2024 Placement Agency Agreement”), pursuant to which Roth Capital Partners, LLC (the “August 2024 Placement Agent”) agreed to serve as the exclusive placement agent in connection with a best efforts public offering (the “August 2024 Offering”). As compensation for such placement agent services, the Company agreed to pay the August 2024 Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the August 2024 Offering, and agreed to reimburse the August 2024 Placement Agent up to $75,000 for fees and expenses (including the legal fees, costs and expenses for the August 2024 Placement Agent’s legal counsel).

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our Common Stock, and the Warrant Agent for the Warrants Pre-Funded Warrants is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Listing

Our Common Stock is traded on Nasdaq under the symbol “LGMK”.

There is no established trading market for the Units, Pre-Funded Units, Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters’ conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the placement agent by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of LogicMark, Inc. as of December 31, 2023 and December 31, 2022, and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.logicmark.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase the Securities in this offering. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on August 14, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 22, 2024, filed with the SEC on April 26, 2024;

●	our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders held on October 1, 2024, filed with the SEC on August 21, 2024;

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 26, 2024, April 17, 2024, May 10, 2024, May 24, 2024, August 5, 2024, August 14, 2024, October 1, 2024, November 1, 2024, November 12, 2024, November 13, 2024, November 14, 2024, November 18, 2024 and December 6, 2024; and

●	our registration statement on Form 8-A filed with the SEC on September 9, 2014, including any amendments or reports filed for the purpose of updating such description (including our Current Report on Form 8-K filed with the SEC on June 2, 2023) and (ii) Exhibit 4.1 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

legal@LogicMark.com

Copies of these filings are also available on our website at www.logicmark.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

UP TO [●] Units

Each Unit Consisting of One Share of Common Stock AND

ONE COMMON STOCK PURCHASE WARRANT TO

PURCHASE ONE SHARE OF COMMON STOCK

UP TO [●] PRE-FUNDED UNITS
EACH UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK AND

ONE COMMON STOCK PURCHASE

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

UP TO [●] SHARES OF COMMON STOCK UNDERLYING THE COMMON STOCK PURCHASE
WARRANTS, AND THE PRE-FUNDED WARRANTS

LOGICMARK, INC.

PROSPECTUS

The date of this prospectus is               , 2025

Roth Capital Partners

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the U.S. Securities and Exchange Commission (“SEC”) registration and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, are estimated:

SEC registration fee	$1,553.97
FINRA filing fee	$2,022.50
Legal fees and expenses	$100,000
Printing fees and expenses	$75,000
Accounting fees and expenses	$35,000
Miscellaneous fees and expenses	$270,000
Total	$483,576.47

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s articles of incorporation further provide that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the NRS.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.7502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Company’s articles of incorporation and bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, Article VII of the Company’s articles of incorporation provides:

“To the full extent permitted by the ACT and any other applicable law currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.”

Pursuant to an employment agreement, entered into on November 2, 2022 and effective as of June 14, 2022, with Chia-Lin Simmons, the Company’s Chief Executive Officer (the “Employment Agreement”), and which the Company has assumed as successor to its predecessor Delaware corporation, the Company has agreed to defend, indemnify, and hold Ms. Simmons harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Ms. Simmons’ job duties thereunder to the fullest extent required by law. Pursuant to an agreement, effective July 15, 2021, entered into with FLG Partners, LLC, as amended in February 2022 (the “FLG Agreement”), of which Mark Archer, the Company’s Chief Financial Officer, is a partner, the Company, as successor to its predecessor Delaware corporation, has agreed to indemnify Mr. Archer and FLG Partners, LLC in connection with Mr. Archer’s services to the Company. The foregoing descriptions of the Employment Agreement and FLG Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and FLG Agreement, which are attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 4, 2022 (with respect to the Employment Agreement), and Exhibits 10.15 and 10.16 to the Company’s Annual Report on Form 10-K, filed with the SEC on April 15, 2022 (with respect to the FLG Agreement).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such persons are or were officers or directors of the Company, and to advance expenses as incurred by or on behalf of such persons in connection therewith.

In addition, in connection with the Company’s reincorporation from the State of Delaware to the State of Nevada effective as of June 1, 2023, the Company intends to continue to maintain general liability insurance policy that covers liabilities of its directors and officers arising out of claims based on acts or omissions in their respective capacities as such directors or officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into a placement agency agreement that provides that we are to indemnify the placement agent under certain circumstances and the placement agent is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

On November 18, 2024, we effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

On January 3, 2022, the Company granted Ms. Simmons 409 shares of restricted Common Stock under the Company’s 2013 Long-Term Stock Incentive Plan in accordance with the terms of her employment agreement with the Company that vest over three years commencing on January 3, 2022, with 68 shares having vested on July 3, 2022, and thereafter, 34 shares to vest on the first day of each subsequent quarter until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter. On August 7, 2023, the Company granted Ms. Simmons 2,480 shares of restricted Common Stock under the Company’s 2023 Stock Incentive Plan, in accordance with the terms of her employment agreement with the Company. Such shares vest over four years commencing July 3, 2023, with a quarter of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter. On April 3, 2024, the Company granted Ms. Simmons 1,848 shares of restricted Common Stock pursuant to the Company’s 2023 Stock Incentive Plan, in accordance with the terms of her employment agreement with the Company. Such shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter.

On February 15, 2022, the Company granted 259 shares of restricted Common Stock to Mr. Archer and 14 shares of restricted Common Stock to FLG Partners, of which Mr. Archer is a partner, in accordance with Nasdaq Listing Rule 5635(c)(4) outside of the Company’s 2017 Stock Incentive Plan and 2013 Long-Term Stock Incentive Plan, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Mr. Archer remains in the service of the Company. On August 7, 2023, the Company granted Mr. Archer and FLG Partners an aggregate of 880 shares of restricted Common Stock under the Company’s 2023 Stock Incentive Plan. Such shares vest over which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as such grantee’s provide their applicable services to the Company for each such quarter.

On November 21, 2023, the Company entered into each of the inducement agreements with certain of its warrant holders (the “Inducement Agreements”), pursuant to which the Company induced such holders to exercise for cash their warrants to purchase up to approximately 36,362 shares of Common Stock, at a lower exercise price of (x) $50.00 per share (for the common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on September 15, 2021 (the “Existing September 2021 Warrants”)) and (y) $50.00 per one and one-half share (for the common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on January 25, 2023 (the “Existing January 2023 Warrants” and together with the Existing September 2021 Warrants, the “Existing Warrants”)), during the period from the date of the Inducement Agreements until December 20, 2023. In consideration therefore and upon exercise by such holders of their respective Existing Warrants, the Company agreed to issue such holders new common stock purchase warrants as follows: (A) Series A Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants (up to 3,229 shares), at an exercise price of $50.00 per Series A Warrant Share; and (B) Series B Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants (up to 55,282 shares), at an exercise price of $50.00 per one and one-half Series B Warrant Share. Of the Series A Warrants issued, 50% consisted of Series A-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) and 50% consisted of Series A-2 Warrants, which are exercisable at any time on or after the Stockholder Approval Date (as defined in the Inducement Agreements) and have a term of exercise of five and a half years from the date of the initial closing of the Inducement Agreement transactions. Of the Series B Warrants issued, 50% consisted of Series B-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) and 50% consist of Series B-2 Warrants, which are exercisable at any time on or after the Stockholder Approval Date and have a term of exercise of five and a half years from the date of the initial closing.

On November 13, 2024, the Company entered into settlement and release agreements (the “Settlement Agreements”) with the current and former holders (the “August Holders”) of its Series B common stock purchase warrants (the “August Warrants”) exercisable for up to an aggregate of 386,800 shares of Common Stock issued on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024 by and between the Company and the August Holders. Pursuant to the Settlement Agreements, in consideration for the August Holders’ agreement to exercise any outstanding August Warrants on the date of the issuance of the Preferred Stock (as defined below) and waive any and all claims or demands that the August Holders may receive upon exercise of the August Warrants pursuant to Sections 2.3 and 3.8 of the August Warrants on or after the effective time of the Company’s next reverse stock split of its outstanding Common Stock (the “August Reverse Stock Split”) a number of shares of Common Stock in excess of four (4) times the number of shares of Common Stock that was initially issuable upon exercise of the August Warrants as of the date of their issuance, the Company agreed to issue to the August Holders, no later than one trading day after the date of the Settlement Agreements, (i) an aggregate of 1,000 shares of Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share, of the Company (the “Series H Preferred Stock”), and (ii) an aggregate of 1,000 shares of Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share, of the Company (the “Series I Preferred Stock”, and together with the Series H Preferred Stock, the “Preferred Stock”), each share of which entitle the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The shares of Series H Preferred Stock have a stated value of $1,000 and are initially convertible into approximately 85,947 shares of Common Stock at an initial conversion price of $11.64 per share. Following the Common Stock Reverse Stock Split, the shares of Series H Preferred Stock are convertible into 524,000 shares of Common Stock the conversion price of the Series H Preferred Stock was reset to $1.91 per share. The shares of Preferred Stock and the Conversion Shares were be issued in reliance upon the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended.

With respect to the availability of an exemption from registration, relating to the sale and unregistered issuances of such securities described above, we made these determinations based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant also hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky on January 3, 2025.

LOGICMARK, INC.

By:	/s/ Mark Archer
	Name:	Mark Archer
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chia-Lin Simmons and Mark Archer, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her or him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Chia-Lin Simmons	Chief Executive Officer and Director	January 3, 2025
Chia-Lin Simmons	(Principal Executive Officer)

/s/ Mark Archer	Chief Financial Officer	January 3, 2025
Mark Archer	(Principal Financial Officer and Principal Accounting Officer)

/s/ Carine Schneider	Director	January 3, 2025
Carine Schneider

/s/ John Pettitt	Director	January 3, 2025
John Pettitt

/s/ Barbara Gutierrez	Director	January 3, 2025
Barbara Gutierrez

/s/ Robert Curtis	Director	January 3, 2025
Robert Curtis

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1**	Form of Placement Agency Agreement, by and between the Company and Roth Capital Partners, LLC, as lead placement agent
2.1	Agreement and Plan of Merger, dated as of May 19, 2017, by and among the Company, Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (3)
2.2	Agreement and Plan of Merger, dated as of June 1, 2023, by and between the Company and LogicMark, Inc., a Delaware corporation. (10)
3.1(i)(a)	Certificate of Incorporation, as amended (1)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation (2)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation (5)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation (6)
3.1(i)(e)	Certificate of Designations for Series C Non-Convertible Preferred Stock (3)
3.1(i)(f)	Certificate of Amendment to the Certificate of Designations of Series C Non-Convertible Voting Preferred Stock (5)
3.1(i)(g)	Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (4)
3.1(i)(h)	Certificate of Amendment to Certificate of Incorporation of LogicMark, Inc. (9)
3.1(i)(i)	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (9)
3.1(i)(j)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(k)	Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(l)	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(m)	Certificate of Designation, Preferences and Rights of Series G Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 1, 2024 (11)
3.1(i)(n)	Certificate of Designation, Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (12)
3.1(i)(o)	Certificate of Designation, Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (12)
3.1(i)(p)	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (13)
3.1(i)(q)	Certificate of Change to Articles of Incorporation of LogicMark, Inc. (13)
3.1(ii)	Bylaws (10)
4.1	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (7)
4.2	Form of Warrant for January 2023 Public Offering (8)
4.3	Form of Pre-Funded Warrant for January 2023 Public Offering (8)

4.4	Form of Series A-1 Warrant (15)
4.5	Form of Series A-2 Warrant (15)
4.6	Form of Series B-1 Warrant (15)
4.7	Form of Series B-2 Warrant (15)
4.8	Form of Series A Warrant (16)
4.9	Form of Series B Warrant (16)
4.10	Form of Pre-Funded Warrant (16)
4.11	Form of Placement Agent Warrant (16)
4.12	Form of Series A Warrant for August 2024 Offering (17)
4.13	Form of Series B Warrant for August 2024 Offering (17)
4.14	Form of Pre-Funded Warrant for August 2024 Offering (17)
4.15	Rights Agreement, dated as of November 1, 2024, between LogicMark, Inc. and Nevada Agency and Transfer Company (11)
4.16**	Form of Common Stock Purchase Warrant
4.17**	Form of Pre-Funded Warrant
4.18**	Form of Placement Agent Warrant
5.1**	Opinion of Sullivan & Worcester LLP
10.1	Form of Voting Agreement, dated January 25, 2023, by and between the Company and certain investors in the January 2023 Public Offering (8)
10.2	Form of Warrant Agency Agreement, dated January 25, 2023, by and between the Company and Nevada Agency and Transfer Company (8)
10.3	Form of Indemnification Agreement (10)
10.4†	LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.5†	Form of Restricted Stock Award Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.6†	Form of Stock Option Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.7	Form of 2021 Inducement Agreement by and between the Company and each holder (18)
10.8	Form of 2023 Inducement Agreement by and between the Company and each holder (18)
10.9	Form of Securities Purchase Agreement for August 2024 Offering (17)
10.10	Form of Warrant Agency Agreement for August 2024 Offering (17)
10.11	Form of Settlement Agreement and Release, by and among the Company and the signatories thereto (19)
10.12	Form of Registration Rights Agreement, by and among the Company and the signatories thereto (19)
10.13	Form of Placement Agency Agreement, for August 2024 Offering (17)
10.14**	Form of Securities Purchase Agreement
10.15**	Form of Warrant Agency Agreement
23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.
(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-186331) with the SEC on January 31, 2013.
(2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(4)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 15, 2021.
(6)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 2, 2022.
(7)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2022.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 26, 2023.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 27, 2023.
(10)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 2, 2023.
(11)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 1, 2024.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 14, 2024
(13)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 18, 2024.
(14)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 11, 2023.
(15)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 21, 2023.
(16)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-279133) with the SEC on June 20, 2024
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 5, 2024.
(18)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on November 21, 2023.
(19)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on November 14, 2024.